Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Avalon Holdings Corporation

Warren, Ohio

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-165064) of Avalon Holdings Corporation as of our report dated March 16, 2017, relating to the consolidated financial statements, which appear in the 2016 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 16, 2017 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

Cleveland, Ohio

March 16, 2017